Exhibit 99.1

Press Release

INTERACTIVE DATA REPORTS SECOND-QUARTER 2008 RESULTS

Second-Quarter 2008 Revenue Grew 9.5% and Income from Operations Increased 13.6%;

Company Raises 2008 Outlook for Revenue and Income from Operations

BEDFORD, Mass – July 24, 2008 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the second quarter ended June 30, 2008. Interactive Data’s second-quarter 2008 revenue increased 9.5% to $186.1 million from $170.0 million in the second quarter of 2007. Net income for the second quarter of 2008 was $33.5 million, or $0.35 per diluted share, a 15.1% increase over net income of $29.1 million, or $0.30 per diluted share, in the second quarter of 2007.

“We are pleased with Interactive Data’s second-quarter 2008 results, particularly in light of the turbulent market conditions,” stated Stuart Clark, president and chief executive officer. “Our strong second-quarter 2008 revenue growth of 9.5%, combined with disciplined spending, produced a 13.6% increase in income from operations and 15.1% net income growth. In addition, we enjoyed another quarter of significant cash generation. Organic revenue growth of 7.7% during the second quarter of 2008 reflects an outstanding performance at our Pricing and Reference Data business as well as continued momentum with our real-time datafeeds business.”

“During the second quarter of 2008, new sales activity was robust and renewal rates across our institutional businesses remained at approximately 95%,” Clark continued. “We believe that our success in the marketplace and strong standing with our customers reflects the mission-critical nature of our core products and services, and our ability to help them address important trends that are affecting their businesses. An important highlight during the quarter was our agreement to acquire Kler’s Financial Data Service, a leading provider of reference data to the Italian financial industry. This acquisition will enable us to increase our presence in Italy and further expand the breadth and depth of valuable reference data that we collect and deliver to our clients worldwide.”

Andrew Hajducky, Interactive Data’s executive vice president and chief financial officer, commented, “We ended the second quarter with $254.8 million in cash, cash equivalents and marketable securities and no debt. Upcoming uses of cash include funding our recently approved regular quarterly dividend and the acquisition of Kler’s, which we anticipate will close within the next several weeks. With another good quarter of cash generation behind us and an array of exciting growth opportunities in front of us, we also plan to modestly accelerate our capital spending during the second half of 2008 against our original plan as we further fortify our technical infrastructure.”

Clark concluded, “We have continued to implement key elements of our growth strategy aimed at delivering high-value services and expanding our business internationally. As a result of our recent acquisitions, strategic alliances and internal development activities, we are delivering compelling new services, adding innovative capabilities to our existing offerings, broadening our market coverage and scaling our infrastructure. We move forward well positioned to continue expanding our business with customers worldwide, and are on pace to deliver another year of solid financial results.”

Other Second-Quarter 2008 and Recent Financial and Operating Highlights

Effects of Foreign Exchange:

•

Interactive Data’s second-quarter 2008 revenue was positively impacted by $2.3 million due to the effects of foreign exchange. Second-quarter 2008 revenue before the effects of foreign exchange grew by $13.9 million, or 8.2%, over the comparable period in 2007. Total costs and expenses in the second quarter of 2008 were negatively impacted by $2.4 million due to the effects of foreign exchange. Second-quarter 2008 total costs and expenses before the effects of foreign exchange increased by $7.8 million, or 6.2%, over the second quarter of 2007.

Revenue by Geography:

•

Interactive Data’s total second-quarter 2008 revenue in North America grew 8.5% to $131.5 million from $121.3 million in the same period last year primarily due to growth within its Pricing and Reference Data business and continued institutional adoption of its real-time datafeed services. The Company’s second-quarter 2008 revenue in Europe increased 10.9% to $49.9 million from $45.0 million in the comparable period one year ago (or increased by 6.7% before the effects of foreign exchange) due to strong results within its European Pricing and Reference Data business. Interactive Data’s Asia-Pacific revenue of $4.7 million in the second quarter of 2008 was up 27.0% from $3.7 million in the second quarter of 2007 (or increased by 15.7% before the effects of foreign exchange) due primarily to strength in Australia.

•

A table summarizing revenue by geography, including the impact of foreign exchange and each major geographic region as a percentage of total revenue, has been included on page 12 of this press release.

Institutional Services Segment:

•

Interactive Data Pricing and Reference Data reported second-quarter 2008 revenue of $117.8 million, an 11.5% increase over the prior year’s second quarter (or an increase of 11.2% before the effects of foreign exchange). Xcitek, which was acquired in May 2007, contributed incremental revenue of $0.8 million to the second quarter of 2008. Excluding the contributions from the Xcitek market data business that was acquired in May 2007, intercompany eliminations resulting from the Xcitek acquisition and the effects of foreign exchange, second-quarter 2008 revenue increased 10.5% over the same period last year. Revenue growth for this business in the second quarter of 2008 primarily reflects the expansion of business with existing customers in both North America and Europe. Recent highlights for this business included the agreement to acquire Kler’s and the introduction of enhanced valuation and reference data services.

•

Interactive Data Real-Time Services generated second-quarter 2008 revenue of $37.9 million, an increase of 11.3% over the same quarter last year (or an increase of 5.8% before the effects of foreign exchange). The revenue increase was driven by strong growth in the real-time datafeeds business and continued expansion of the Managed Solutions business in the United States. On July 1, 2008, Interactive Data Real-Time Services launched its new-generation, high-speed data distribution network, which is designed to effectively manage the anticipated rapid growth of data volumes.

•

Interactive Data Fixed Income Analytics reported revenue for the second quarter of 2008 of $8.1 million, which declined by 1.2% from last year’s second quarter. New sales and one-time consulting project revenue were essentially offset by the impact of cancellations primarily caused by client consolidation activities.

Active Trader Services Segment:

•

eSignal’s second-quarter 2008 revenue of $22.3 million increased 1.2% from the same quarter last year (or an increase of 0.9% before the effects of foreign exchange). eSignal ended the second quarter of 2008 with nearly 62,000 direct subscription terminals, which is essentially unchanged from the same period one year ago. At the end of June, eSignal released eSignal®10.1, an upgrade to its award-winning flagship software, and extended the enhancements in this upgrade across the eSignal Pro® and eSignal, Advanced GET® Edition product lines.

Six-Month Results

•

For the six months ended June 30, 2008, Interactive Data reported revenue of $367.9 million, an increase of $35.4 million, or 10.6%, from $332.5 million for the comparable period in 2007. Total costs and expenses rose 7.7%, or $19.2 million, to $268.9 million in the first six months of 2008. Net income for the first six months of 2008 increased 20.2% to $65.8 million, or $0.68 per diluted share, from $54.8 million, or $0.57 per diluted share, in the comparable period of 2007. The tax rate for the first six months of 2008 was 36.2% compared with 36.9% in the same period last year and 31.8% for the full year 2007.

Cash Position, Stock Buyback Activities, and Quarterly Cash Dividend:

•

As of June 30, 2008, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $254.8 million. During the second quarter of 2008, Interactive Data spent $14.2 million to repurchase 512,000 shares of common stock at an average purchase price of $27.74 per share as part of its existing stock buyback program. Entering the third quarter of 2008, more than 1.8 million shares remained available for repurchase under the existing stock buyback program. During the second quarter of 2008, Interactive Data paid $14.1 million to stockholders in connection with its regular quarterly dividend of $0.15 per share to stockholders. On July 16, 2008, Interactive Data announced that its Board of Directors declared a quarterly cash dividend of $0.15 per share of Interactive Data common stock payable on September 26, 2008 to stockholders of record on September 5, 2008.

Kler’s Financial Data Service S.r.l. Acquisition:

•

On June 26, 2008, Interactive Data announced an agreement to acquire Kler’s Financial Data Service S.r.l., a leading provider of reference data to the Italian financial industry, for a purchase price of €19.0 million (or approximately $29.9 million based on current exchange rates) in cash. The transaction is expected to be completed early in the third quarter of 2008, contingent upon customary closing conditions. This acquisition represents an important element in Interactive Data’s strategy to expand its reference data services and to continue increasing its direct presence across continental Europe.

CEO Succession Plan

•

On May 21, 2008, Interactive Data announced that its Board of Directors initiated a CEO succession process after Stuart J. Clark informed the Board that he intends to retire as president and chief executive officer during 2009. Clark’s current role as president and chief executive officer will remain unchanged through the succession process. Once his successor has been appointed by the Board, Clark plans to work closely with this executive to ensure an orderly, seamless transition of leadership before retiring.

2008 Outlook

•	We are updating our outlook for 2008 from prior guidance that was issued in February 2008 and reaffirmed in April 2008.

•	2008 revenue growth over 2007 on a percentage basis is now expected to be in the range of 8% to 10% compared with original guidance that called for revenue growth in the 7% to 9% range.

•	Income from operations is now expected to grow in the range of 11% to 13% versus original guidance for income from operations growth in the 9% to 11% range.

•	Our 2008 effective tax rate is still expected to be in the range of 36% to 38%.

•

As a result of the anticipated increase in our 2008 effective tax rate over our 2007 effective tax rate and the expected impact of lower interest rates on interest income, we still anticipate that net income growth in 2008 on a percentage basis will be in the range of 3% to 6%.

•

Due to the anticipated acceleration of investments aimed at enhancing the Company’s technical infrastructure, capital expenditures in 2008 are now expected to be approximately $49 million, which exceeds original guidance in the range of $45 million to $47 million.

•

The Company’s updated 2008 outlook does not include the impact of the Kler’s acquisition, which is expected to be completed within the next several weeks. Once completed, the contribution from Kler’s is not anticipated to have a material affect on the Company’s updated 2008 outlook.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call on Thursday, July 24, 2008 at 11:00 a.m. Eastern Time to discuss the second-quarter 2008 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631 and the related access code is 54976924. A live webcast of the conference call, along with related slides, will be broadcast on the investor relations section of the Company’s Web site at www.interactivedata.com and through www.streetevents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from July 24 at 2:00 p.m. until Thursday, August 7, 2008 at 2:00 p.m., and it can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 54976924. A replay of the call, the related slides and other financial and statistical information presented on the conference call will also be available on the investor relations section of the Company’s Web site at www.interactivedata.com after the call is completed. The information on the Company’s Web site is not incorporated by reference into this press release.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•

Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•

Management includes information regarding organic revenue growth, which excludes the contribution of businesses recently acquired, related intercompany eliminations and the effects of foreign currency exchange rates because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to revenue for our Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income

Analytics, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•

Management includes information regarding core total costs and expenses which excludes total costs and expenses associated with businesses recently acquired, and the effects of foreign exchange because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends in the core businesses.

•

Management includes information regarding core operating profit, which excludes revenue and costs and expenses associated with recently acquired businesses, intercompany eliminations and the effects of foreign exchange because management believes changes in our core operating profit on a constant dollar basis better reflect actual trends in the core businesses.

The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include all statements that are not historical statements and include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, results of operations and cash flows or projections, our statements about accelerating innovation, strengthening and expanding strategic customer relationships, and responding decisively to emerging market opportunities, as well as our statements appearing under the heading “2008 Outlook.” These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the impact of cost-cutting pressures across the industries we serve; (iii) a decline in activity levels in the securities markets; (iv) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (v) our ability to maintain relationships with our key suppliers and providers of market data; (vi) our ability to maintain our relationships with service bureaus and custodian banks; (vii) consolidation of financial services companies, both within an industry and across industries; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete, or we may not be able to develop new or enhanced services or offerings; (ix) our ability to negotiate and enter into strategic acquisitions or alliances on favorable terms, if at all; (x) our ability to realize the anticipated benefits from any strategic acquisitions or alliances that we enter into; (xi) we are subject to regulatory oversight and we provide services to financial institutions that are subject to significant regulatory oversight, and any investigation of us or our customers relating to our services could be expensive, time consuming and harm our reputation; (xii) new legislation of changes in government or quasi-government rules, regulations, directives or standards may reduce demand for our service or increase our expenses; (xiii) certain of our subsidiaries are subject to complex regulations and licensing requirements; (xiv) the risks of doing business internationally; (xv) our ability to attract and retain key personnel; and (xvi) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply real-time market data, time-sensitive pricing, evaluations and reference data for millions of securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal, the Company has approximately 2,300 employees in offices located throughout North America, Europe, Asia and Australia. The Company is headquartered in Bedford, Mass. Pearson plc (NYSE: PSO; LSE: PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, is Interactive Data Corporation’s majority stockholder. Interactive Data Corporation is celebrating its 40th anniversary in 2008.

For more information about Interactive Data Corporation and its businesses, please visit www.interactivedata.com.

COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	John Coffey
Director of Investor Relations	Director, Corporate and Marketing Communications
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
REVENUE	$186,149	$169,968	9.5%	$367,860	$332,503	10.6%

COSTS & EXPENSES
Cost of services*	61,319	55,883	9.7%	121,510	110,377	10.1%
Selling, general & administrative*	61,153	58,368	4.8%	120,374	115,427	4.3%
Depreciation	6,805	5,263	29.3%	13,310	10,966	21.4%
Amortization	6,901	6,474	6.6%	13,755	12,941	6.3%

Total costs & expenses	136,178	125,988	8.1%	268,949	249,711	7.7%

INCOME FROM OPERATIONS	49,971	43,980	13.6%	98,911	82,792	19.5%

Other income, net	1,966	2,062	-4.7%	4,315	3,927	9.9%

INCOME BEFORE INCOME TAXES	51,937	46,042	12.8%	103,226	86,719	19.0%
Income tax expense	18,410	16,901	8.9%	37,401	31,959	17.0%

NET INCOME	$33,527	$29,141	15.1%	$65,825	$54,760	20.2%

NET INCOME PER SHARE:
Basic	$0.36	$0.31	16.1%	$0.70	$0.58	20.7%
Diluted	$0.35	$0.30	16.7%	$0.68	$0.57	19.3%
Cash dividends declared per common share**	$0.15	$0.125	20.0%	$0.15	$0.25	-40.0%

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	94,011	94,134	-0.1%	94,140	93,828	0.3%
Diluted	96,954	97,217	-0.3%	97,153	96,735	0.4%

*	Certain prior year amounts have been reclassified to conform with the current year’s presentation.
**	During the first quarter of 2008, Interactive Data paid a special dividend of $0.50 per common share and a regular dividend of $0.15 per common share. Both dividends were declared in December 2007.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2008	December 31, 2007
	Unaudited
ASSETS

Current Assets:
Cash and cash equivalents	$223,462	$205,470
Marketable securities	31,335	73,465
Accounts receivable, net	114,585	112,432
Prepaid expenses and other current assets	17,800	18,523
Deferred income taxes	5,252	5,276

Total current assets	392,434	415,166

Property and equipment, net	95,362	93,832
Goodwill	558,103	554,842
Other intangible assets, net	148,792	159,869
Other assets	4,438	4,517

Total Assets	$1,199,129	$1,228,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$15,212	$24,405
Accrued liabilities	73,216	84,706
Payable to affiliates	2,730	732
Income taxes payable	10,804	16,065
Deferred revenue	37,005	30,524
Dividends payable	—	61,331

Total current liabilities	138,967	217,763

Income taxes payable	8,416	7,667
Deferred tax liabilities	29,220	29,785
Other liabilities	10,607	9,487

Total Liabilities	187,210	264,702

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1,020	1,015
Additional paid-in capital	958,536	941,265
Treasury stock, at cost	(164,923)	(137,506)
Accumulated earnings	164,942	113,595
Accumulated other comprehensive income	52,344	45,155

Total Stockholders’ Equity	1,011,919	963,524

Total Liabilities and Stockholders’ Equity	$1,199,129	$1,228,226

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30, (Unaudited)
	2008	2007
Cash flows provided by (used in) operating activities:

Net income	$65,825	$54,760
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	27,065	23,907
Excess tax benefits from stock based compensation	(906)	(2,802)
Deferred income taxes	(1,139)	(999)
Amortization of discounts and premiums on marketable securities, net	279	290
Stock-based compensation	6,898	6,462
Provision for doubtful accounts	641	1,384
Loss on disposition of fixed assets	181	2,011
Changes in operating assets and liabilities, net	(17,620)	(16,860)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$81,224	$68,153

Cash flows provided by (used in) investing activities:

Purchase of fixed assets	(14,674)	(13,533)
Acquisition of business	—	(25,123)
Purchase and maturities of marketable securities, net	41,830	(7,879)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	27,156	(46,535)

Cash flows provided by (used in) financing activities:

Purchase of treasury stock	(27,417)	(12,005)
Proceeds from exercise of stock options and employee stock purchase plan	8,469	20,269
Common stock cash dividends paid	(75,425)	(23,499)
Excess tax benefits from stock based compensation	906	2,802

NET CASH USED IN FINANCING ACTIVITIES	(93,467)	(12,433)

Effect of exchange rate on cash	3,079	2,363

NET INCREASE IN CASH AND CASH EQUIVALENTS	17,992	11,548
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	205,470	152,449

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$223,462	$163,997

RECONCILIATION OF NON-GAAP MEASURES

Revenue Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions

(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Revenue
Institutional Services:
Pricing and Reference Data	$117,822	$105,638	11.5%	$231,626	$205,678	12.6%
Real-Time Services	37,884	34,042	11.3%	75,863	66,465	14.1%
Fixed Income Analytics	8,094	8,196	-1.2%	16,199	16,278	-0.5%

Institutional Services total	163,800	147,876	10.8%	323,688	288,421	12.2%

Active Trader Services:
eSignal	22,349	22,092	1.2%	44,172	44,082	0.2%

Active Trader Services total	22,349	22,092	1.2%	44,172	44,082	0.2%

Total revenue	186,149	169,968	9.5%	367,860	332,503	10.6%

Effects of foreign exchange
Institutional Services:
Pricing and Reference Data	(356)	—	—	(1,202)	—	—
Real-Time Services	(1,882)	—	—	(3,747)	—	—
Fixed Income Analytics	1	—	—	—	—	—

Institutional Services total	(2,237)		—	(4,949)		—

Active Trader Services:
eSignal	(50)	—	—	(138)	—	—

Active Trader Services total	(50)	—	—	(138)	—	—

Total effects of foreign exchange	(2,287)	—	—	(5,087)	—	—

Non-GAAP revenue before effects of foreign exchange	183,862	169,968	8.2%	362,773	332,503	9.1%

Revenue – Xcitek Market Data	(785)	—	—	(3,058)	—	—

Non-GAAP revenue before effects of foreign exchange and acquisition-related revenue	183,077	169,968	7.7%	359,715	332,503	8.2%

Intercompany eliminations resulting from Xcitek Market Data acquisition	—	(20)	—	—	(76)	—

Non-GAAP revenue before above factors*	$183,077	$169,948	7.7%	$359,715	$332,427	8.2%

*	Non-GAAP revenue before above factors is also referred to in this news release as organic revenue.

RECONCILIATION OF NON-GAAP MEASURES (CONTINUED)

Interactive Data Pricing and Reference Data Revenue

Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions

(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Interactive Data Pricing and Reference Data revenue	$117,822	$105,638	11.5%	$231,626	$205,678	12.6%
Effects of foreign exchange	(356)	—	—	(1,202)	—	—

	117,466	105,638	11.2%	230,424	205,678	12.0%
Revenue – Xcitek Market Data	(785)	—	—	(3,058)	—	—
Intercompany eliminations resulting from Xcitek Market Data acquisition	—	(20)	—	—	(76)	—

Non-GAAP revenue before above factors	$116,681	$105,618	10.5%	$227,366	$205,602	10.6%

Interactive Data Real-Time Services Revenue Before Effects of Foreign Exchange (In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Interactive Data Real-Time Services revenue	$37,884	$34,042	11.3%	$75,863	$66,465	14.1%
Effects of foreign exchange	$(1,882)	$—	—	$(3,747)	$—	—

Non-GAAP revenue before effects of foreign exchange	$36,002	$34,042	5.8%	$72,116	$66,465	8.5%

eSignal Revenue Before Effects of Foreign Exchange (In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
eSignal revenue	$22,349	$22,092	1.2%	$44,172	$44,082	0.2%
Effects of foreign exchange	(50)	—	—	(138)	—	—

Non-GAAP revenue before effects of foreign exchange	$22,299	$22,092	0.9%	$44,034	$44,082	-0.1%

RECONCILIATION OF NON-GAAP MEASURES (CONTINUED)

Revenue by Geography Before Effects of Foreign Exchange

(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Revenue by Geography
North America	$131,546	$121,251	8.5%	$258,230	$237,356	8.8%
Europe	49,933	45,040	10.9%	100,705	87,876	14.6%
Asia-Pacific	4,670	3,677	27.0%	8,925	7,271	22.7%

Total revenue	$186,149	$169,968	9.5%	$367,860	$332,503	10.6%

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
North America	70.7%	71.3%	-0.7%	70.2%	71.4%	-1.2%
Europe	26.8%	26.5%	0.3%	27.4%	26.4%	0.9%
Asia-Pacific	2.5%	2.2%	0.3%	2.4%	2.2%	0.2%

Total revenue	100.0%	100.0%	0.0%	100.0%	100.0%	0.0%

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Revenue - Europe	49,933	45,040	10.9%	100,705	87,876	14.6%
Effects of foreign exchange	(1,874)	—	—	(4,249)	—	—

Non-GAAP revenue before effects of foreign exchange	$48,059	$45,040	6.7%	$96,456	$87,876	9.8%

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Revenue - Asia Pacific	4,670	3,677	27.0%	8,925	7,271	22.7%
Effects of foreign exchange	(414)	—	—	(838)	—	—

Non-GAAP revenue before effects of foreign exchange	$4,256	$3,677	15.7%	$8,087	$7,271	11.2%

RECONCILIATION OF NON-GAAP MEASURES (CONTINUED)

Total Costs and Expenses Before Effects of Acquisition-Related

Total Costs and Expenses, and Foreign Exchange

(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Total costs & expenses	$136,178	$125,988	8.1%	$268,949	$249,711	7.7%

Effects of foreign exchange	(2,354)	—	—	(4,812)	—	—

Total costs & expenses before the effects of foreign exchange	133,824	125,988	6.2%	264,137	249,711	5.8%

Total costs & expenses – Xcitek Market Data	(457)	—	—	(1,849)	—	—

Non-GAAP total costs & expenses before above factors	$133,367	$125,988	5.9%	$262,288	$249,711	5.0%

Operating Profit Before Effects of Acquisitions and Foreign Exchange (In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Non-GAAP revenue before above factors	$183,077	$169,948	7.7%	$359,715	$332,427	8.2%

Non-GAAP total costs and expenses before above factors	133,367	125,988	5.9%	262,288	249,711	5.0%

Non-GAAP operating profit from core businesses	$49,710	$43,960	13.1%	$97,427	$82,716	17.8%